UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of report (Date of earliest event reported): August 24, 2026
HORMEL FOODS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-2402	41-0319970
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Hormel Place, Austin, Minnesota	55912-3680
(Address of principal executive offices)	(Zip Code)

(507) 437-5611
Registrant’s telephone number, including area code
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock $0.01465 par value	HRL	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 24, 2026, Hormel Foods Corporation (the “Company”) announced the appointment of Ash Bhumbla as Executive Vice President and Chief Financial Officer, effective September 8, 2026.
In connection with Mr. Bhumbla’s assumption of the role of Chief Financial Officer on September 8, 2026, Paul R. Kuehneman’s service as Interim Chief Financial Officer will conclude. Mr. Kuehneman will continue to serve as the Company’s Vice President and Controller and Principal Accounting Officer.
Prior to joining the Company, Mr. Bhumbla, age 39, served Tyson Foods, Inc., a food company, as Senior Vice President and Chief Financial Officer, Chicken segment, from September 2023 to August 2026 and he concurrently served as Chief Financial Officer, International segment, from March 2025 to December 2025. Mr. Bhumbla previously served Perdue Farms Inc., a food and agriculture company, as Senior Vice President, Finance and Corporate Development, from November 2020 to August 2023 and Senior Vice President, Strategy and Corporate Development, from September 2019 to November 2020. Mr. Bhumbla holds an undergraduate degree from the University of Pennsylvania and an M.B.A. from The Wharton School of the University of Pennsylvania.
The Company signed an offer letter with Mr. Bhumbla (the “Offer Letter”). As set forth in the Offer Letter, Mr. Bhumbla will be entitled to the following initial compensation and benefits: (1) an annual base salary at the rate of $700,000 per year; (2) participation in the Company’s annual short-term incentive compensation program, with a target award opportunity equal to 100% of Mr. Bhumbla’s annual base salary rate (prorated for service during fiscal year 2026); (3) participation in the Company’s long-term incentive compensation plan, with an annual long-term incentive target of $2.1 million (under the current program, approximately one-third of this value will be delivered in the form of long-term performance-based cash incentive awards, one-third of this value will be delivered in the form of stock option awards, and one-third of this value will be delivered in the form of time-based restricted stock units (with grants currently anticipated to be made starting in December 2026 on terms consistent with the Company’s other senior executives)); (4) participation, on a prorated basis, in each of the Company’s outstanding long-term performance-based cash incentive award cycles; (5) relocation benefits under the Company’s standard relocation program applicable to newly hired senior executives, which includes a one-time cash relocation bonus of $10,000, with such benefits subject to repayment in the event of a termination within the first 18 months of employment; (6) benefit, severance, and health and welfare plan participation consistent with that offered to other senior executives of the Company under the Company’s plans and programs (provided, however, if the Company’s Executive Severance Plan is eliminated or modified in a manner that reduces the benefits available to Mr. Bhumbla under such plan, and Mr. Bhumbla is subsequently involuntarily terminated by the Company without Cause (as defined in the Company’s Executive Severance Plan), Mr. Bhumbla shall be entitled to receive a gross lump sum payment equal to his annual base salary rate plus his annual short-term incentive compensation program target award opportunity in effect at the time of termination); and (7) paid vacation in accordance with Company vacation policies applicable to other senior executives of the Company.
In addition, Mr. Bhumbla will receive sign-on compensation in consideration for estimated compensation forfeitures relating to his prior employer. Specifically, Mr. Bhumbla will receive a one-time cash sign-on award of $700,000, which is subject to repayment in the event of voluntary termination within the first three years of employment (prorated for full years remaining in the period), and a one-time restricted stock unit award with a grant date value of $1.2 million, 50% of which shall vest on the first anniversary of the grant date, 25% of which shall vest on the second anniversary of the grant date, and 25% of which shall vest on the third anniversary of the grant date, subject generally to continued employment through the applicable vesting dates (with such grant to otherwise be on terms substantially consistent with the Company’s form of restricted stock unit award agreement). The Offer Letter also includes certain customary terms and conditions as well as certain protections related to Mr. Bhumbla’s acceptance of employment with and service to the Company. In connection with his commencement of employment, Mr. Bhumbla will enter into the Company’s standard indemnification agreement and standard restrictive covenant agreement. Mr. Bhumbla will be an “at-will” employee of the Company and will have no specified term as Executive Vice President and Chief Financial Officer.
The foregoing description of the Offer Letter and related compensation does not purport to be complete, and is qualified in its entirety by the full text of the Offer Letter, a copy of which is expected to be filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ending October 25, 2026.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HORMEL FOODS CORPORATION

Dated: August 24, 2026	By:	/s/ Colleen Batcheler
Name: Colleen Batcheler
Title: Senior Vice President, External Affairs, General Counsel & Corporate Secretary